EXHIBIT 10.5

Pinnacle Bankshares Corporation

Directors’ Annual Compensation

As of March 31, 2006

Amount
Annual Retainer

Service as Director for the Company	$2,000
Service as Director for the Bank	$4,000

Meeting Fees (Non-Employee Directors)

Committee Meetings for the Company	$250 per meeting
Committee Meetings for the Bank	$250 per meeting